SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             [Amendment No. ___________]

     Filed by the Registrant /X/
     Filed by a party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement
     / / Confidential, for use of the Commission only (as permitted by
          Rule 14a-6(e)(2))
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                          BATTLE MOUNTAIN GOLD COMPANY
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
          or Item 22(a)(2) or Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date filed:

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
                                                        NOTICE OF ANNUAL MEETING
                                                                  APRIL 27, 1995
                                                             AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 1995

TO THE STOCKHOLDERS OF
BATTLE MOUNTAIN GOLD COMPANY:

    The annual meeting of stockholders of Battle Mountain Gold Company (the "Company") will be held at the Doubletree Hotel at One Allen Center, 400 Dallas Street, Houston, Texas, on April 27, 1995, at 10:30 a.m., Houston time, for the following purposes:

    1.  To elect three directors;

    2. To ratify the appointment of Price Waterhouse LLP as the independent public accountants for the Company for 1995; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 10, 1995, as the record date for determining stockholders entitled to notice of and to vote at the meeting.

    You are cordially invited to attend the meeting; however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                            By Order of the Board of Directors

                                               Robert J. Quinn
                                               Vice President, General Counsel
                                                 and Secretary
March 22, 1995
333 Clay Street, 42nd Floor
Houston, Texas 77002

PROXY STATEMENT

    This Proxy Statement and the accompanying proxy are being mailed to stockholders beginning on or about March 22, 1995. They are furnished in connection with the solicitation of proxies by the Board of Directors of Battle Mountain Gold Company (the "Company") for use at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company has retained Georgeson & Company Inc. on customary terms and at a fee estimated not to exceed $10,000, plus reasonable expenses, to assist in soliciting proxies. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, in accordance with applicable Securities and Exchange Commission and New York Stock Exchange requirements.

    All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted for the election as directors of the nominees listed herein, for ratification of Price Waterhouse LLP as the Company's independent public accountants for 1995 and, in the discretion of the persons named in the proxy, in connection with any other business that may properly come before the meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company an instrument revoking the proxy, by delivering a duly executed proxy bearing a later date or by appearing at the meeting and voting in person.

    As of March 10, 1995, the record date for determining stockholders entitled to vote at the meeting, there were 80,959,302 shares of common stock, par value $0.10 per share, of the Company (the "Common Stock") outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share as to each matter presented to a vote of stockholders of the Company. The quorum requirement for transaction of business at the meeting is the presence in person or by proxy of a majority of the outstanding shares of Common Stock. Shares represented by proxies that reflect abstentions and shares referred to as "broker non-votes" (I.E., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

    The Company's Annual Report to Stockholders, including financial statements, for the year ended December 31, 1994, accompanies the proxy materials being mailed to all stockholders. The Annual Report is not a part of this proxy solicitation material.

ELECTION OF THREE DIRECTORS AND DIRECTOR COMPENSATION

    Unless contrary instructions are set forth in the proxy, it is intended that the persons named in the proxy will vote all shares of Common Stock represented by the proxy for the election of Messrs. Crosby, Pate and Wise as directors. Messrs. Crosby, Pate and Wise are presently members of the Board of Directors of the Company.

    The three directors elected at the meeting will each serve for a term of three years, ending in 1998. Should any nominee become unavailable for election, the Board of Directors of the Company may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee. Management is not aware of any circumstances likely to render any nominee unavailable. Election of directors will be by a plurality of the votes cast. Broker non-votes and abstentions will have no effect on the outcome of the election.

    The Company's Restated Articles of Incorporation provide for the classification of the Board of Directors into three classes having staggered terms of three years each. The present terms of office of the six directors named below whose terms will continue after this meeting expire in either 1996 or 1997, as indicated.

    NOMINEES -- The following sets forth information concerning the three nominees for election as directors at the meeting, including information as to each nominee's age as of March 10, 1995, position with the Company and business experience during the past five years.

                                 NAME, AGE AND BUSINESS EXPERIENCE

                     JACK R. CROSBY has been Chairman of the Board and Chief Executive Officer of the Rust Group (investments, property development and telecommunications) for more than five years. Mr. Crosby is also a director of National Dentex Corporation and Chairman of the Board and Chief Executive Officer of Tescorp, Inc. Mr. Crosby is a member of the Company's Compensation and Stock Option Committee. He is 68 years of age.

TED H. PATE was President and Chief Operating Officer of the Company until April 1988. He then served as Chairman of the Executive Committee until his retirement in June
1988. Mr. Pate became a director of the Company in 1985.
Mr. Pate is a member of the Company's Finance and Audit
Committee. He is 68 years of age.

WILLIAM A. WISE has served as Chairman of the Board, President and Chief Executive Officer of El Paso Natural
Gas Company, an integrated natural gas company, since
January 1994. From April 1989 through January 1990, Mr.
Wise was President and Chief Operating Officer of that corporation. He became Chief Executive Officer in January
1990. Mr. Wise has been a director of the Company since
1994. Mr. Wise is a member of the Company's Compensation and Stock Option Committee. He is 49 years old.

     DIRECTORS WITH TERMS EXPIRING IN 1996 AND 1997 -- The following sets forth information concerning the six directors of the Company whose present terms will continue until 1996 or 1997, including information as to each director's age as of March 10, 1995, position with the Company and business experience during the past five years.

            NAME, AGE AND BUSINESS EXPERIENCE

DOUGLAS J. BOURNE was Chairman of the Board and Chief
Executive Officer of the Company until his retirement in April 1990. Mr. Bourne serves as Chairman of the
Company's Executive Committee and is a member of the Company's Environmental Affairs and Ethics Committee. Mr.
Bourne has been a director of the Company since its formation. He is 72 years of age and is also a director of Potash Corporation of Saskatchewan, Inc.

                     DELO H. CASPARY has been engaged for more than five years in managing his personal investments. He became a director of the Company in 1985, and his present term expires in 1997. Mr. Caspary is also a director of Caspen, plc., a British company, and Victoria Bank and Trust. Mr. Caspary serves as Chairman of the Company's Finance and Audit Committee. He is 69 years old.

                     CHARLES E. CHILDERS has served as Chairman of the Board, President and Chief Executive Officer of Potash Corporation of Saskatchewan, Inc. (mining and processing of potash) since 1990. From 1987 through 1990, Mr. Childers served as President and Chief Executive Officer of that corporation. Mr. Childers is also a director of QUNO Corporation. He became a director of the Company in 1993, and his present term expires in 1996. Mr. Childers serves as Chairman of the Compensation and Stock Option Committee. He is 62 years old.

                     KARL E. ELERS is Chairman of the Board and Chief Executive Officer of the Company. Mr. Elers is a member of the Company's Executive Committee and is Chairman of the Company's Environmental Affairs and Ethics Committee. From April 1988 until April 1990, he was President and Chief Operating Officer of the Company. From May 1987 until April 1988, Mr. Elers was Executive Vice President of the Company. Mr. Elers became a director in 1987, and his present term expires in 1996. He is 56 years old.

                     RODNEY L. GRAY has served as Managing Director of Enron Capital & Trade Resources, Inc., since October 1994. From July 1993 through October 1994, he served as Chairman and Chief Executive Officer for Enron International, Inc., a subsidiary of Enron Corporation, an integrated natural gas company. From October 1992 through July 1993, Mr. Gray served as Senior Vice President, Finance and Treasurer for Enron Corporation, and was responsible for Enron's worldwide financing activities. From April 1988 through October 1992, Mr. Gray served as Vice President and Treasurer for Enron. Mr. Gray is also a director of Harmon Industries, Inc. and Enron Global Power & Pipelines. He became a director of the Company in 1993, and his present term expires in 1997. Mr. Gray serves on the Finance and Audit Committee. He is 42 years old.

KENNETH R. WERNEBURG has been President and Chief
Operating Officer of the Company since April 1990, having previously served as Executive Vice President of the Company since November 1989. Mr. Werneburg became a director of the Company in 1990, and his present term expires in 1996. He is a member of the Company's
Executive Committee. He is 53 years old.

     BOARD ORGANIZATION AND COMMITTEES -- The Company's Executive Committee is composed of Messrs. Bourne (Chairman), Elers and Werneburg. The Executive Committee may exercise the powers of the Board of Directors at times when the Board is not in session.

     The members of the Finance and Audit Committee and the Compensation and Stock Option Committee of the Board of Directors are not employees of the Company. The Finance and Audit Committee of the Board is composed of Messrs. Caspary (Chairman), Gray and Pate. The Finance and Audit Committee provides oversight of the Company's performance in fulfilling its responsibility to maintain an organization which is capable of conducting the financial business of the Company and to maintain an internal control environment necessary to conduct and properly report the Company's business. The Finance and Audit Committee also recommends the appointment of independent public accountants to conduct audits of the Company's financial statements, reviews with the independent accountants the plan and results of the auditing engagement and evaluates the independence of the accountants.

     The Compensation and Stock Option Committee is composed of Messrs. Childers (Chairman), Crosby and Wise. The Compensation and Stock Option Committee approves, or in some cases recommends to the Board, remuneration arrangements and compensation plans involving the Company's directors, executive officers and other key employees. The Compensation and Stock Option Committee also currently administers all of the non-qualified benefit plans of the Company.

     The Environmental Affairs and Ethics Committee of the Board of Directors of the Company is composed of Messrs. Elers (Chairman) and Bourne. The Environmental Affairs and Ethics Committee was formed in February 1993 to oversee the Company's Code of Ethical Business Conduct and environmental and legal compliance programs.

     The Board of Directors does not have a standing nominating committee or other committee performing a similar function. Nominations are determined by the entire Board of Directors.

     During 1994, the Board of Directors held four regular meetings. During 1994, the Finance and Audit Committee, the Compensation and Stock Option Committee and the Environmental Affairs and Ethics Committee each met on four occasions. All directors, with the exception of Mr. Gray, attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees on which they served.
                                      -5-

     Each director, other than those who are regularly employed officers of the Company or its subsidiaries, receives a director's fee of $15,000 per annum and an additional fee of $750 per day for attendance at meetings of the Board or its committees. Directors are also reimbursed for their travel and other expenses involved in attendance at Board and committee meetings. Pursuant to the terms of the Company's Deferred Compensation Plan, a director may elect to defer his director's fee and per diem fees for payment (with interest at the six-month Treasury bill rate) at a later date. Pursuant to the terms of the Company's 1988 Deferred Income Stock Option Plan (the "DISOP"), a director may elect to receive a non-qualified stock option in lieu of up to 100 percent of his director's fee and per diem fees for attending Board or committee meetings. To participate, the director selects an option strike price at a discount from current market value of the Common Stock and receives options on a number of shares such that the aggregate discount is equal to the amount of fees forgone. Messrs. Pate and Wise participated in the DISOP in 1994, acquiring an option to purchase 15,000 shares of Common Stock at an exercise price of $9.775 per share and 8,250 shares of Common Stock at an exercise price of $8.675 per share, respectively. Under the Company's Nonqualified Stock Option Plan for Outside Directors, individuals who become nonemployee directors of the Company are automatically granted an initial option to purchase 5,000 shares of Common Stock on the date they become nonemployee directors. On the date of the annual meeting of each year following the grant of the initial option, each incumbent nonemployee director is granted an additional option to purchase 1,500 shares of Common Stock. Each option granted pursuant to the Nonqualified Stock Option Plan for Outside Directors has an exercise price per share equal to the market value of a share of Common Stock on the date the option is granted, and such options are not exercisable until one year from the date of grant. Directors who are not also executive officers are not eligible to participate in any other benefit plan of the Company.

     SECURITY OWNERSHIP -- Set forth in the table below is the number of shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act) as of March 10, 1995, by each of the Company's directors and nominees, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group. Except as otherwise indicated, all such shares are owned directly, and the indicated owner has sole voting and investment power with respect to such Common Stock. As of March 10, 1995, there was no person known to the Company to be the beneficial owner of more than 5 percent of the Common Stock.

                                      -6-

                                         NUMBER OF          PERCENTAGE
                NAME                       SHARES            OF CLASS
- -------------------------------------    ----------         ----------
Douglas J. Bourne....................      146,190(1)            *
Delo H. Caspary......................       49,500(2)            *
Charles E. Childers..................       10,500(3)            *
Jack R. Crosby.......................       59,875(4)            *
Andre J. Douchane....................       85,487(5)            *
Karl E. Elers........................      349,448(6)            *
Rodney L. Gray.......................        8,000(4)            *
Joseph L. Mazur......................      166,363(7)            *
R. Dennis O'Connell..................       81,459(8)            *
Ted H. Pate..........................       51,156(9)            *
Kenneth R. Werneburg.................      221,596(10)           *
William A. Wise......................       14,750(4)            *
All directors and executive officers
  as a group (14 persons)............    1,461,884(11)         1.8%
- ---------

 (1) Includes 750 shares jointly owned by Mr. Bourne and his wife, and 9,500 shares issuable upon the exercise of stock options acquired under the Company's option plans.

 (2) Includes 9,500 shares issuable upon the exercise of stock options acquired under the Company's option plans.

 (3) Includes 8,000 shares issuable upon the exercise of stock options acquired under the Company's option plans.

 (4) Consists of shares issuable upon the exercise of stock options acquired under the Company's option plans.

 (5) Includes 82,933 shares issuable upon the exercise of stock options acquired under the Company's option plans.

 (6) Includes 284,777 shares issuable upon the exercise of stock options acquired under the Company's option plans.

 (7) Includes 135,455 shares issuable upon the exercise of stock options acquired under the Company's option plans.

(8) Includes 77,333 shares issuable upon the exercise of stock options acquired under the Company's option plans.

(9) Includes 45,000 shares issuable upon the exercise of stock options acquired under the Company's option plans.

(10) Includes 196,566 shares issuable upon the exercise of stock options acquired under the Company's option plans.

(11) Includes 1,138,454 shares issuable upon the exercise of stock options acquired under the Company's option plans.

   * Less than 1%.
                                      -7-
EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE -- The table set forth below contains information regarding compensation for services in all capacities to the Company for 1994, 1993 and 1992 of those persons who (i) served as the chief executive officer of the Company during 1994 and (ii) were the other four most highly compensated executive officers of the Company at December 31, 1994. The format and the information presented are as prescribed in rules of the Securities and Exchange Commission.
                          SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                                    -----------------------------------
                                                                                            AWARDS             PAYOUTS
                                                      ANNUAL COMPENSATION           -----------------------   ---------
                                               ----------------------------------   RESTRICTED   SECURITIES     LTIP
         NAME AND PRINCIPAL                                 BONUS    OTHER ANNUAL     STOCK      UNDERLYING    PAYOUTS
              POSITION                 YEAR     SALARY      <F1>    COMPENSATION     AWARDS      OPTIONS        <F2>
- -------------------------------------  -----   ---------  ---------  ------------   ----------   ----------   ---------
Karl E. Elers                           1994   $ 332,858  $ 180,030      --            --           53,700           --
  Chairman of the                       1993     315,902    106,797      --            --          138,400     $338,865
  Board and Chief                       1992     312,692    101,361      --            --           17,000           --
  Executive Officer

Kenneth R. Werneburg                    1994     256,212    143,443      --            --           42,800           --
  President and Chief                   1993     251,702     85,092      --            --          108,400      265,772
  Operating Officer                     1992     249,115     80,728      --            --           14,000           --

R. Dennis O'Connell                     1994     165,401     72,012      --            --           23,400           --
  Vice President --                     1993     157,951     42,719      --            --           58,400           --
  Finance and Chief                     1992     101,346     13,807      --            --           15,000           --
  Financial Officer

Andre J. Douchane                       1994     160,846     69,314      --            --           22,500           --
  Vice President --                     1993     150,324     40,772      --            --           58,400           --
  Operations                            1992     145,954     37,840      --            --            6,500           --

Joseph L. Mazur                         1994     156,863     68,295      --            --           22,600           --
  Vice President --                     1993     149,799     40,514      --            --           58,400      128,043
  Administration and                    1992     148,346     38,458      --            --            6,500           --
  Communications

                                        ALL OTHER
         NAME AND PRINCIPAL            COMPENSATION
              POSITION                    <F3>
- -------------------------------------  ------------
Karl E. Elers                            $ 21,741
  Chairman of the                          15,590
  Board and Chief                          13,313
  Executive Officer

Kenneth R. Werneburg                       17,323
  President and Chief                      13,137
  Operating Officer                        10,017

R. Dennis O'Connell                        12,475
  Vice President --                         8,571
  Finance and Chief                         2,146
  Financial Officer

Andre J. Douchane                          12,400
  Vice President --                         8,227
  Operations                                4,737

Joseph L. Mazur                            12,308
  Vice President --                         8,204
  Administration and                        5,662
  Communications
- ------------

<F1>Amounts reported in the Bonus column include, in addition to cash bonuses under the Company's Productivity Bonus Plan, 1992 amounts for restricted stock awards with vesting periods of less than one year as follows: $47,673 for Mr. Elers, $37,953 for Mr. Werneburg, $9,187 for Mr. O'Connell, $17,400 for Mr. Douchane and $18,088 for Mr. Mazur.

<F2>Amounts represent the cash and market value of Common Stock distributable in respect of performance units granted under the Company's 1988 Long-Term Performance Unit Plan for the three-year performance period ended June 30, 1993. In 1992, the performance measures applicable to the performance period ended June 30, 1993 were revised by dropping two of the four original measures and establishing a new threshold condition to payout.

<F3>Consists of the Company's contributions (vested and unvested) under the
    Company's Savings Plan and a related contribution equalization plan of $12,708 and $9,033 in 1994, $10,612 and $4,978 in 1993, and $7,612 and
    $5,701 in 1992 for Mr. Elers; $10,126 and $7,196 in 1994, $10,612 and $2,525
    in 1993, and $6,874 and $3,143 in 1992 for Mr. Werneburg; $9,240 and $3,234
    in 1994, $8,571 in 1993, and $2,146 in 1992

                                      -8-

    for Mr. O'Connell; $9,240 and $3,160 in 1994, $8,227 in 1993, and $2,146
    in 1992 for Mr. Douchane; and $5,662 and $3,068 in 1994, $8,204 in 1993,
    and $5,662 in 1992 for Mr. Mazur.

    OPTION GRANTS TABLE -- The following table shows, as to the executive officers named in the Summary Compensation Table, information regarding stock options granted pursuant to the Company's 1994 Long-Term Incentive Plan during 1994. All of such options have an exercise price equal to the market price on the date of grant.

                                                                 INDIVIDUAL GRANTS
                                        --------------------------------------------------------------------
                                        PERCENT OF
                                         NUMBER OF        TOTAL
                                        SECURITIES       OPTIONS                                  GRANT DATE
                                        UNDERLYING      GRANTED TO     EXERCISE                    PRESENT
                                          OPTIONS      EMPLOYEES IN    PRICE PER    EXPIRATION      VALUE
                NAME                    GRANTED<F1>        1994          SHARE         DATE          <F2>
- -------------------------------------   -----------    ------------    ---------    ----------    ----------
Karl E. Elers........................      53,700          13.0        $  9.2656      4/21/04     $  328,698
Kenneth R. Werneburg.................      42,800          10.4           9.2656      4/21/04        261,979
R. Dennis O'Connell..................      23,400           5.7           9.2656      4/21/04        143,231
Andre J. Douchane....................      22,500           5.5           9.2656      4/21/04        137,723
Joseph L. Mazur......................      22,600           5.5           9.2656      4/21/04        138,335
- ---------

<F1>All options granted to the named executive officers were granted on April
    21, 1994 and have exercise prices equal to the closing price of the Common Stock on the New York Stock Exchange Composite Tape on that date. The options become exercisable on April 21, 1995 and also contain provisions for acceleration of vesting in the event of a change of control and payment in cash of the then appreciated value of the option. A change of control is deemed to occur for this purpose if (i) a person or group becomes the beneficial owner of 30 percent or more of the Company's outstanding voting securities, (ii) a tender offer, merger or other business combination or a contested election results in a change in the composition of a majority of the Board of Directors, (iii) a merger or consolidation results in less than 70 percent of the outstanding voting securities of the surviving or resulting corporation being owned by former shareholders of the Company (other than parties to the merger or consolidation or their affiliates),
    (iv) a tender offer is consummated for 30 percent or more of the Company's outstanding voting securities or (v) the Company transfers all or substantially all of its assets to another corporation not a wholly-owned subsidiary of the Company.

<F2>Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The assumptions used under that model include a volatility of 49.0 percent based on one-year historical volatility of the Common Stock prior to the grant date, a risk-free rate of return of 7.2 percent based on the ten-year zero coupon treasury bond yield at the time of grant, a dividend yield of
    0.5 percent based on the current dividend rate and an option term equal to the full ten-year stated option term. The estimated grant date value does not reflect any discount on account of vesting or forfeiture provisions or prohibitions on transfer.

    OPTION EXERCISES AND YEAR-END VALUES TABLE -- The table set forth below contains information with respect to (i) the unexercised options to purchase Common Stock granted in 1994 and prior years under the Company's 1994 Long-Term Incentive Plan, 1985 Stock Option Plan and

                                      -9-

1988 Deferred Income Stock Option Plan to the executive officers named in the Summary Compensation Table and held by them at December 31, 1994 and (ii) the aggregate number of shares acquired by such executive officers upon the exercise during 1994 of options to purchase Common Stock.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                        SHARES                     OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                       ACQUIRED                   DECEMBER 31, 1994           DECEMBER 31, 1994<F1>
                                          ON       VALUE     ---------------------------   ---------------------------
                NAME                   EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------------------  --------   --------   -----------   -------------   -----------   -------------
Karl E. Elers........................        0    $     0       184,944        145,967      $  442,868     $ 482,861
Kenneth R. Werneburg.................        0          0       117,633        115,067         377,712       379,525
R. Dennis O'Connell..................    1,000      4,400        34,466         62,334         155,575       205,083
Andre J. Douchane....................        0          0        40,966         61,434         152,293       203,466
Joseph L. Mazur......................        0          0        93,388         61,534         207,091       203,645
- ---------

<F1>Based on the closing price of the Common Stock on the New York Stock
    Exchange Composite Tape on December 30, 1994 ($11.00).

    LONG-TERM INCENTIVE PLAN AWARDS TABLE -- The following table presents information as to long-term incentive plan awards granted during 1994 to the executive officers named in the Summary Compensation Table pursuant to the Company's 1994 Long-Term Incentive Plan. Units awarded are denominated in dollars. The terms of each award provide that at the end of the three-year performance period, the account of the participant will be credited with a dollar amount, not to exceed $1.50 per unit. The amount credited depends on the degree to which performance measures are achieved. The performance measure for the 1994 awards is a combination of total shareholder return in relation to a group of peer companies, production growth, reserve growth and production costs per ounce, with each factor weighted 25 percent. The amounts ultimately credited with respect to the 1994 awards are to be determined based on actual results during the three-year period in relation to these targets. Payment of the awards is to be made one-half at the time of crediting of the account at the end of a performance period and the balance one year later. Payments may be made in cash, Common Stock, or a combination thereof, as determined by the Compensation and Stock Option Committee. The Compensation and Stock Option Committee has discretion to adjust thresholds and targets during a performance period to take into account special factors.

                                                        PERFORMANCE OR        ESTIMATED FUTURE PAYOUTS UNDER
                                                      OTHER PERIOD UNTIL        NON-STOCK PRICE-BASED PLANS
                                         NUMBER           MATURATION        -----------------------------------
                NAME                    OF UNITS          OR PAYOUT         THRESHOLD     TARGET       MAXIMUM
- -------------------------------------   ---------    --------------------   ---------    ---------    ---------
Karl E. Elers........................    471,436         July 1, 1997       $235,718     $ 471,436    $707,154
Kenneth R. Werneburg.................    375,629         July 1, 1997        187,815       375,629     563,444
R. Dennis O'Connell..................    188,574         July 1, 1997         94,287       188,574     282,861
Andre J. Douchane....................    181,873         July 1, 1997         90,937       181,873     272,810
Joseph L. Mazur......................    178,841         July 1, 1997         89,421       178,841     268,262

                                      -10-

    RETIREMENT PLAN AND SUPPLEMENTAL AGREEMENTS -- The Company maintains a non-contributory tax-qualified retirement plan generally available to U.S. salaried employees (the "Retirement Plan"). The Retirement Plan is a defined benefit plan under which employer contributions are actuarially determined each year and is administered by a Retirement Board appointed by the Board of Directors. The amount of an employee's retirement benefit is based on final average compensation (as defined below) and is computed as follows: 1.1 percent of final average compensation (5-year average) for each year of service, plus
0.6 percent of final average compensation in excess of $10,000 per year for each year of service up to a maximum of 35 years. Final average compensation means the average of covered remuneration for the five consecutive calendar years, out of the ten calendar years immediately preceding retirement, in which the participant's covered remuneration was the highest. Covered compensation includes salary, bonus and most other compensation paid or deferred in the year (including performance unit payments under the Company's 1988 Long-Term Performance Unit Plan and 1994 Long-Term Incentive Plan but excluding amounts realized from restricted stock and stock options). However, Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") limits the annual compensation taken into account for an employee under the Retirement Plan. The compensation limit imposed by Section 401(a)(17) is $150,000 for 1995. In addition, Section 415 of the Code limits the annual benefit which may be paid under the Retirement Plan to $120,000 for 1995.

    The following table shows the estimated annual retirement benefits under the Retirement Plan under the formula described above for eligible employees (including officers) who retire at age 65 (normal retirement age) and have the average compensation levels and years of service specified in the table. The amounts listed in the table are payable for the life of the employee and are not subject to any reduction for Social Security benefits or other offsetting amounts.

                                                      PROJECTED RETIREMENT PLAN BENEFIT
                                                          AT AGE 65 WITH SERVICE OF
            FINAL AVERAGE              ---------------------------------------------------------------
           COMPENSATION<F1>             15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- -------------------------------------  -----------  -----------  -----------  -----------  -----------
  $150,000...........................  $    37,350  $    49,800  $    62,250  $    74,700  $    87,150
   175,000...........................       43,725       58,300       72,875       87,450      102,025
   200,000...........................       50,100       66,800       83,500      100,200      116,900
   225,000...........................       56,475       75,300       94,125      112,950      131,755<F2>
   250,000...........................       62,850       83,800      104,750      125,700<F2>  146,650<F2>
   300,000...........................       75,600      100,800      126,000<F2>  151,200<F2>  176,400<F2>
   350,000...........................       88,350      117,800      147,250<F2>  176,700<F2>  206,150<F2>
   400,000...........................      101,100      134,800<F2>  168,500<F2>  202,200<F2>  235,900<F2>
   450,000...........................      113,850      151,800<F2>  189,750<F2>  227,700<F2>  265,650<F2>
   500,000...........................      126,600<F2>  168,800<F2>  211,000<F2>  253,200<F2>  295,400<F2>
- ---------

<F1>Under Section 401(a)(17) of the Code, annual compensation taken into account is limited to $150,000 for 1994 and 1995 and $200,000 (indexed) for 1989-1993.

<F2>Limited to $120,000 for 1995 by Section 415 of the Code.

                                      -11-

    At January 1, 1995, the individuals named in the Summary Compensation Table had the following years of service under the Retirement Plan: Mr. Elers, seven years; Mr. Werneburg, five years; Mr. O'Connell, two years; Mr. Douchane, three years; and Mr. Mazur, 25 years.

    The Company has previously entered into supplemental retirement income agreements with Messrs. Elers, Werneburg, O'Connell, Douchane and Mazur pursuant to the Company's Executive Supplemental Retirement Income Plan ("SRIP"). Such agreements generally provide that the Company will pay each respective executive officer an additional retirement benefit equal to an annualized amount of 50 percent of such officer's annual base salary as of December 31, 1992. Participants will receive monthly non-escalating benefits over a 15-year period beginning at age 65. The supplemental benefits will be paid exclusively from the general assets of the Company. Annual benefits payable upon retirement at normal retirement age (65) under the supplemental agreements would be $155,000 for Mr. Elers, $123,500 for Mr. Werneburg, $77,500 for Mr. O'Connell, $73,000 for Mr. Douchane and $73,500 for Mr. Mazur. The supplemental retirement income agreements also provide for a survivor benefit payable in the event of the participant's death equal to the full supplemental benefits provided thereunder.

    The Company has agreed in principle to establish a supplemental executive retirement plan ("SERP") to restore benefits lost under the Retirement Plan because of Code limits. Selected key executives, including the individuals named in the Summary Compensation Table, would participate. It is expected that at the time the new SERP is adopted in its final form, the SRIP would be terminated. Executives who are participants under the SRIP would receive the greater of the two benefits provided under the SRIP and the new SERP. SERP benefits would be paid exclusively from the general assets of the Company.

    In early 1995, the Company established a split-dollar life insurance program covering certain executive officers including those named in the Summary Compensation Table. This program provides for life insurance coverage with a death benefit of $1,500,000 for Mr. Elers, $1,250,000 for Mr. Werneburg and $750,000 each for Messrs. O'Connell, Douchane and Mazur, with the executive to pay the term portion of the premium during a specified period of at least ten years and the Company to pay the balance. The Company retains the right to terminate premium payments under any executive officer's policy prior to the end of the specified period in case of termination of employment, or otherwise upon six months' notice. Upon death or other termination as to any executive officer, the Company will be refunded the aggregate amount of the premium payments made by it in respect of that officer's policy.

    CHANGE-IN-CONTROL ARRANGEMENTS -- The Company has severance agreements with each of Messrs. Elers, Werneburg, O'Connell, Douchane and Mazur which generally provide that, in the event employment terminates as a result of a change of control of the Company, each executive officer would receive a cash payment equal to two times his annual salary (plus bonus and other incentive compensation). A covered officer, under the agreement, would receive such payment only as a result of involuntary termination within three years of the date of the change of control or voluntary termination during a 120-day period commencing 120 days following the date of

                                      -12-

the change of control. The agreements also provide for continuation of group life, medical and dental insurance benefits for a period of 30 months after termination on the same contributory basis as such benefits are provided to active employees of the Company. In the event of a change of control, payments under the agreements of executive officers using 1994 salaries and covered incentive compensation would be approximately $1,411,074 for Mr. Elers, $1,124,056 for Mr. Werneburg, $484,172 for Mr. O'Connell, $472,938 for Mr. Douchane and $597,636 for Mr. Mazur. The 1988 Long-Term Performance Unit Plan and the performance unit awards made in 1994 under the 1994 Long-Term Incentive Plan also contain provisions whereby outstanding performance units become immediately payable at the target value of $1.00 per unit in the event of a change of control. In the event of a change of control, payments under these plans in respect of the outstanding performance units would be approximately as follows: $880,500 for Mr. Elers, $701,500 for Mr. Werneburg, $352,500 for Mr. O'Connell, $336,000 for Mr. Douchane and $334,000 for Mr. Mazur. Options granted to these officers under the Company's 1985 Stock Option Plan and 1994 Long-Term Incentive Plan contain provisions for acceleration of vesting in the event of a change of control and payment in cash of the then appreciated value of the option. These agreements and plans also contain provisions for a tax gross-up payment designed to make the officers whole against any excise or other tax above the rate ordinarily applicable that is occasioned by the change of control, pursuant to the provisions of Section 280G of the Internal Revenue Code or otherwise. Further, after a change of control, the Company will no longer have the unilateral right to cease making premium payments under the split-dollar life insurance program described above and all participants under the SRIP would become fully vested. The definition of change of control in the foregoing agreements is generally the same as that referred to in note (1) to the Option Grants Table above.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee") has furnished the following report on the Company's executive compensation program. The report describes the Committee's compensation policies applicable to the Company's executive officers and includes a discussion of the specific relationship of corporate performance to executive compensation for 1994. The report also discusses the Committee's bases for the Chief Executive Officer's compensation for 1994 and corresponding criteria for such compensation.

I. COMPENSATION POLICIES

    The objectives of the Company's executive compensation policies are to provide its executives with a competitive total compensation package and link compensation to the achievement of the long-term business objectives of the Company and the enhancement of stockholder value. The Committee also considers subjective factors in its evaluation of the performance of the Chief Executive Officer and senior executive officers, such as leadership, strategic vision and

                                      -13-

organization development efforts that result in strengthening efficiency, effectiveness and competitive advantage, which are considered critical to the achievement of long-term strategic objectives and the success of the Company.

    The Committee's focus on long-term objectives in setting the parameters of the Company's executive compensation program results from the long lead time factors inherent in the strategic decisions of an international precious metals company which sells primarily one commodity, gold. These long-term objectives include, among others, increasing reserves, annual production, stock price, and total return to shareholders, while maintaining low cash production costs.

II. EXECUTIVE COMPENSATION COMPONENTS

    The Company's executive compensation program is composed of fixed and performance-based compensation. The fixed component is the executive officer's base salary, and the performance-based component is comprised of productivity bonuses, long-term performance awards and awards of restricted stock and stock options.

  BASE SALARY

    The Committee determines the annual base salary of the Chief Executive Officer and senior executive officers based primarily on the basis of competitive salary rates for peer companies. With regard to senior executive officers' salaries, the Committee receives a proposal from management of the Company based on advice from compensation consultants who review such factors as industry, similarly situated companies and national comparison surveys. With regard to the Chief Executive Officer's salary, management does not make a proposal, but the Committee reviews similar information from compensation consultants. The comparative salary studies are performed both on the basis of the peer companies included in the gold peer index used in the five-year performance graph presented below and on the basis of companies included in published industry surveys. Base salary levels are generally targeted at the median level in relation to the peer group companies. Effective in July 1994, the Committee approved a 6.5 percent increase in the base salary of the Chief Executive Officer and increases ranging from 5 percent to 7 percent for other senior executive officers. After giving effect to the 1994 salary increases, the Committee believes, based on advice from compensation consultants, that base salaries of the Chief Executive Officer and senior executive officers were within the median range in relation to the peer group companies. The Committee generally considers and adjusts salary levels annually.

  PRODUCTIVITY BONUS

    Under the Company's Productivity Bonus Plan, cash bonuses may be provided to employees, including executive officers. Target bonus amounts for the executive officers vary and range from 50 percent of base salary paid during a semi-annual performance period for the Chief Executive Officer and the President to 40 percent of base salary for the senior executive officers. Based on advice from compensation consultants, the Company believes these targeted amounts are generally at the median level in relation to annual bonuses for the peer group companies referred to above under Base Salary. A bonus multiplier calculation is made in which
                                      -14-

the target bonus amounts are multiplied by a factor equal to the quotient obtained by dividing the Company's actual net cash flows from operating activities during the bonus period by the target net cash flows from operating activities based on the Company's currently approved budget. The Committee has discretion to adjust items in the multiplier analysis which it deems to be unusual or otherwise warrant special consideration in applying the analysis to the determination of bonuses. The bonus amounts resulting from multiplying the target bonus amounts by the quotient derived from the multiplier analysis are subject to a maximum of twice the target bonus amounts. The Committee has discretion whether or not to approve bonus payments, even if called for by the multiplier analysis. In 1994, the Committee amended the Productivity Bonus Plan to delete a provision that bonuses would be paid only if net return on total capital exceeded a specified level. The provision would not have limited payments for 1994 had it remained in effect.

    Based on the results of the Productivity Bonus Plan cash flow multiplier analysis for the first half of 1994, the Committee determined to pay a bonus of approximately 130 percent of the level targeted for the first half. Based on the results of the analysis for the second half of 1994, the Committee determined to pay a bonus of approximately 79 percent of the level targeted for the second half. The aggregate 1994 bonuses for the Chief Executive Officer and other named officers are shown in the Bonus column of the Summary Compensation Table. The Chief Executive Officer's 1994 bonus was determined by applying the cash flow multiplier analysis to his targeted bonus amount on the same basis as the other officers.

  LONG-TERM PERFORMANCE UNITS

    In 1994, long-term performance units were granted under the 1994 Long-Term Incentive Plan with terms similar to those awarded under the 1988 Long-Term Performance Unit Plan. The terms of the awards provide for payment of a dollar value (not to exceed $1.50 per unit) if the Company achieves specified long-term objectives during the course of a three-year performance period. Payments, if any, are made following the conclusion of the performance period.

    Units have been granted every two years, with the number of units granted to the Chief Executive Officer and the senior executive officers being determined by formula. Each of the Chief Executive Officer and the President has been granted a number of units which is equal to the dollar amount of 62.5 percent of his projected two-year salary. For senior executive officers, the number has been based on 50 percent of their projected two-year salary. These percentages were recently evaluated by the Company's compensation consultants based on a competitive analysis of manufacturing and services companies and the percentages were determined to be generally at the median level. This is a different group of companies from that utilized for base salary and productivity bonus as a result of limited data available for long-term incentive compensation plans of companies in the latter group.

    The Committee selects performance measures designed to provide the Chief Executive Officer and senior executive officers incentives to achieve selected long-term objectives of the Company. These measures take the form of thresholds and targets and may include, among others, such factors as targeted increases in shareholders' equity, cash flow, return on equity,

                                      -15-

return on assets, share price, reserve and production growth, and cost of production. The Committee can also specify the achievement of a strategic corporate goal as a performance threshold. The Committee can select different performance measures for different performance periods and has discretion to adjust performance measures in any year during a performance period if, in the Committee's judgment, such performance measures have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or disposition of property or other unusual items).

    At the end of a performance period, the performance measures are used to calculate a multiplier which, when multiplied by the number of performance units awarded to a participant at the beginning of the period, determines the dollar value of an award. The multiplier component is part of the plan design implemented with the assistance of the Company's compensation consultants. One-half of the dollar amount credited to the account of a participant is paid to the participant as soon as practicable after the end of that performance period, and the balance is paid one year later. Payments may be made in the form of cash, shares of Common Stock or a combination of cash and Common Stock, as determined by the Committee.

    Performance units were granted under the 1994 Long-Term Incentive Plan for the first time in 1994. Performance measures for the three-year performance period applicable to the 1994 grants include total shareholder return in relation to a group of peer companies, production growth, reserve growth and production cost per ounce, with each factor weighted 25 percent. The Chief Executive Officer's payout amount will be determined on the same basis as the other participants.

  RESTRICTED STOCK AWARDS

    The Committee periodically grants the Chief Executive Officer, senior executive officers and other key employees restricted stock awards. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during a restricted period. The Committee determines the length of the restricted period. No grants of restricted stock were made to executive officers in 1994.

  STOCK OPTION GRANTS

    On April 21, 1994, the Committee authorized stock option grants to the Chief Executive Officer, senior executive officers and other key employees under the 1994 Long-Term Incentive Plan. The option price was the fair market value on the date of grant, and the options will vest on the first anniversary of the grant date. The number of shares was determined based on a target percentage of the executive's base salary at the date of grant and an estimated future value of the option. The target percentages were determined based on the same competitive analysis as base salary and productivity bonus and, based on advice from compensation consultants, were generally at the median level compared to the peer group companies.
                                      -16-

III.  POLICY WITH RESPECT TO THE $1 MILLION DEDUCTIBILITY LIMIT

    Provisions of the Internal Revenue Code limit deductibility for federal income tax purposes of compensation in excess of $1 million for certain executive officers (those named in the Summary Compensation Table who are executive officers on the last day of the applicable tax year). Exemptions from the deductibility limit exist for certain performance based compensation. The Company presently does not anticipate the payment of compensation in the next few years to be in excess of that which is deductible, especially since stock options grants can be structured so as to qualify for the performance-based exclusion from the deductibility limit. Awards under the Company's current Productivity Bonus Plan and Long-Term Performance Unit Plan do not qualify for the performance based exclusion. The Committee intends to monitor the applicability of the deductibility limit provisions on an ongoing basis.

IV.  SUMMARY

    The Committee believes that the Company's executive compensation program is competitive with compensation programs of similarly situated companies and provides the Company's Chief Executive Officer and senior executive officers with the appropriate incentives to achieve the Company's long-term goals.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                                             Charles E. Childers (Chairman)
                                             Jack R. Crosby
                                             William A. Wise
                                      -17-

STOCKOWNER RETURN PERFORMANCE PRESENTATION

    The line graph set forth below represents a comparison of the yearly percentage change in the cumulative total stockowner return on the Common Stock with the cumulative total return of the S&P 500 Index and a gold peer index (which includes Amax Gold Inc., Echo Bay Mines Ltd., Homestake Mining Company, Lac Minerals Ltd. (through October 16, 1994) and Pegasus Gold, Inc.) for the period of five fiscal years commencing December 31, 1989 and ending December 31, 1994. The line graph is based on the assumption that the value of the investment in Common Stock, the S&P 500 Index and the gold peer index was $100 on December 31, 1989, and that all dividends were reinvested. The component companies in the peer group index are weighted according to their respective market capitalizations at the end of each year. Lac Minerals Ltd. was dropped from the return calculation in October 1994 as a result of its being acquired, and the then market value attributable to it was assumed to be reinvested in the other four companies in the index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           BATTLE MOUNTAIN GOLD, S&P 500 INDEX AND A GOLD PEER INDEX

                  Assumes $100 Invested on December 31, 1989.

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                             1989     1990     1991     1992     1993     1994
                             ----    -----    ------   ------   ------   ------
BMG .......................   100    44.02     48.45    32.04    63.71    69.55
Peer Group ................   100    78.63     67.37    48.13    90.88    85.47
S&P 500 ...................   100    96.89    126.28   135.89   149.52   151.56

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Finance and Audit Committee of the Board of Directors has approved and recommends the appointment of Price Waterhouse LLP as independent public accountants to conduct an audit of the Company's financial statements for the fiscal year ending December 31, 1995. Ratification of the appointment of the accountants is being sought in order to give stockholders the opportunity to express their opinion on the matter. Ratification will require the affirmative vote of the holders of a majority of the votes cast. Accordingly, abstentions and broker non-

                                      -18-

votes will have no effect on the determination of the outcome of the vote. Should ratification not be obtained, the Board of Directors would expect to reconsider the appointment.

    Price Waterhouse LLP replaces the firm of Arthur Andersen LLP as the Company's independent auditors. The termination by the Company of the engagement of Arthur Andersen LLP is effective upon the completion of the audit for the year ended December 31, 1994 and the filing of the Company's Annual Report on Form 10-K for that year. The reports of Arthur Andersen LLP on the Company's consolidated financial statements for the years ended December 31, 1993 and 1994 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 1993 and 1994, and the subsequent interim period through the termination of the engagement of Arthur Andersen LLP, there were no disagreements between the Company and Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in their report.

    Members of Price Waterhouse LLP and Arthur Andersen LLP are expected to attend the meeting and, if present, be available to answer appropriate questions which may be asked by stockholders. Such members will also have an opportunity to make statements at the meeting if they desire to do so.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Based solely upon a review of Forms 3, 4 and 5 submitted to the Company during and with respect to 1994 and written representations from certain reporting persons that no Forms 5 were required from such persons, the Company believes that all of the directors and officers of the Company have timely filed their respective Forms 3, 4 or 5 required by Section 16(a) of the Securities Exchange Act during 1994 or prior years, with the following exception: Mr. Pate filed a late report with respect to the acquisition of a stock option.

OTHER BUSINESS

    Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority includes matters which the Board of Directors does not know are to be presented at the meeting by others and any proposals of stockholders omitted from the proxy material pursuant to Rule 14a-8 of the Securities and Exchange Commission.

                                      -19-
STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the Company's 1996 annual meeting, and otherwise eligible, must be received by the Company (at the address indicated in the accompanying notice) no later than November 22, 1995 to be included in the Company's proxy material and form of proxy relating to that meeting.
                                      By Order of the Board of Directors

                                                Karl E. Elers
                                                Chairman of the Board
  March 22, 1995

                                     PROXY

                          BATTLE MOUNTAIN GOLD COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       ANNUAL MEETING OF STOCKHOLDERS TO BE HELD THURSDAY, APRIL 27, 1995

         The undersigned hereby appoints Joseph L. Mazur, R. Dennis O'Connell and Robert J. Quinn, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the 1995 annual meeting of stockholders of Battle Mountain Gold Company, or any adjournments thereof, for the election of directors (other than any for whom authority to vote is withheld on the reverse) and upon such other business as may properly come before the meeting.

                                          (Continued and to be signed and
                                          dated on other side.)

                                          Battle Mountain Gold Company
                                          P.O. Box 11394
                                          New York, New York 10203-0394

1. Election of Directors

For / /    Withheld / /    Exceptions* / /

Nominees: Jack R. Crosby, Ted
H. Pate, William A. Wise
*INSTRUCTION: To withhold
authority to vote for any
Individual nominee, strike a
line through the nominee's name
above.

2. Proposal to ratify Auditors

PROPOSAL TO RATIFY THE
APPOINTMENT OF PRICE
WATERHOUSE, LLP as the
independent public accountants
for the Company in 1995.

For / /    Against / /    Abstain / /

                                            Change of Address
                                            and/or Comments Mark Here / /

Date:                        , 1995
     ------------------------

- -------------------------------------------
        (Signature of Stockholder)

- -------------------------------------------
        (Signature of Stockholder)

(In signing as Attorney, Administrator, Executor,
Guardian, Trustee or Corporate Officer, please add your title as such.)

Votes must be indicated (X) in Black or Blue ink. / /

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

                                     PROXY

                          BATTLE MOUNTAIN GOLD COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       ANNUAL MEETING OF STOCKHOLDERS TO BE HELD THURSDAY, APRIL 27, 1995

    The undersigned hereby appoints Joseph L. Mazur, R. Dennis O'Connell and Robert J. Quinn, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the 1995 annual meeting of stockholders of Battle Mountain Gold Company, or any adjournments thereof, for the election of directors (other than any for whom authority to vote is withheld on the reverse) and upon such other business as may properly come before the meeting.

                                          Battle Mountain Gold Company
                                          P.O. Box 11394
                                          New York, New York 10203-0394

            (Continued and to be signed and dated on other side.)

1.  Election of Directors

    The nominees for Directors are:  Jack R. Crosby, Ted H. Pate, William A.
    Wise

                           For / /  Withheld / /  Exceptions* / /

*INSTRUCTION: To withhold authority to vote for any Individual nominee, strike a line through the nominee's name above.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE, LLP as the independent public accountants for the Company in 1995.

                           For / / Withheld / / Abstain / /

                                                      Change of Address
                                                 and/or Comments Mark Here / /

                                                 Date:                 , 1995
                                                       ----------------

                                                 -----------------------------
                                                  (Signature of Stockholder)

                                                 -----------------------------
                                                  (Signature of Stockholder)

                                                 (In signing as Attorney,
                                                 Administrator, Executor,
                                                 Guardian, Trustee or
                                                 Corporate Officer, please add
                                                 your title as such.)

   Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.